Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-87304, 033-89196, 333-10821 and 333-56735) of Gibraltar Steel Corporation of our report dated March 9, 2005, except Note 2 and Note 21, as to which the date is February 28, 2007, relating to the financial statements which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Buffalo, New York
February 28, 2007